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EXHIBIT 1

        ABER DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

For the
Annual Meeting of Shareholders
June 7, 2006

April 17, 2006

ABER DIAMOND CORPORATION

INVITATION TO SHAREHOLDERS

Dear Shareholder:

        On behalf of the Board of Directors, management and employees, we invite you to attend Aber Diamond Corporation's Annual Meeting of Shareholders on Wednesday, June 7, 2006.

        The items of business to be considered at this Meeting are described in the Notice of Annual Meeting and Management Proxy Circular. No matter how many shares you hold, your participation at shareholders' meetings is very important. If you are unable to attend the Meeting in person, we encourage you to vote by following the voting instructions included on the proxy form.

        During the Meeting, we will review Aber's business during fiscal 2005/06 and our plans for the future. You will also have an opportunity to ask questions and to meet your Directors and Executives.

        We look forward to seeing you at the Meeting.

Sincerely,

Robert A. Gannicott Chairman & Chief Executive Officer	Thomas J. O'Neill President

ABER DIAMOND CORPORATION

P.O. Box 4569, Station A
Toronto, Ontario
M5W 4T9

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting (the "Meeting") of shareholders of ABER DIAMOND CORPORATION (the "Corporation") will be held at the Toronto Board of Trade, 1 First Canadian Place, Toronto, Ontario at 4:00 p.m. (Toronto time) on Wednesday, June 7, 2006, for the following purposes:

1.
to receive the audited consolidated financial statements of the Corporation for the fiscal year ended January 31, 2006, together with the report of the auditors thereon;

2.
to elect directors;

3.
to appoint auditors and authorize the directors to fix their remuneration; and

4.
to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The accompanying Management Proxy Circular of the Corporation provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

Shareholders who cannot attend the Meeting in person may vote by proxy. Instructions on how to complete and return the proxy are provided with the proxy form and are described in the Management Proxy Circular. To be valid, proxies must be received by CIBC Mellon Trust Company ("CIBC Mellon") at 200 Queen's Quay East, Unit 6, Toronto, Ontario, Canada, M5A 4K9, no later than 5:00 p.m. (Toronto time) on June 5, 2006, or if the Meeting is adjourned, no later than 10:00 a.m. (Toronto time) on the last business day preceding the day to which the Meeting is adjourned.

BY ORDER OF THE BOARD
Lyle R. Hepburn Corporate Secretary April 17, 2006

ABER DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

        All information is as of April 17, 2006 and all dollar figures are in Canadian dollars, unless otherwise indicated.

Q&A ON PROXY VOTING

Q:
What am I voting on?

A:
Shareholders are voting on the election of directors to the Board of the Corporation, the appointment of auditors for the Corporation and authorizing the directors to fix the remuneration of the auditors.

Q:
Who is entitled to vote?

A:
If you owned your shares as at the close of business on April 17, 2006, you are entitled to vote. Each Common Share is entitled to one vote on those items of business identified in the Notice of Annual Meeting of Shareholders.

  If you acquired your shares after April 17, 2006, you must produce properly endorsed share certificates or otherwise establish that you own the shares and must ask the Corporation no later than 5:00 p.m. (Eastern Standard Time) on May 29, 2006 that your name be included in the list of shareholders before the meeting in order to be entitled to vote these shares at the Meeting.

Q:
How do I vote?

A:
There are two ways you can vote. You may vote in person at the Meeting, in which case please read the instructions set out after the following question. If you do not plan to attend the Meeting and you are a registered shareholder you may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a shareholder, to represent you as proxyholder and vote your shares at the Meeting. If your shares are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), you will have received from your nominee either a request for voting instructions or a form of proxy for the number of shares you hold. For your shares to be voted, please follow the voting instructions provided by your nominee.

Q:
What if I plan to attend the Meeting and vote in person?

A:
If you are a registered shareholder and plan to attend the Meeting and wish to vote your shares in person at the Meeting, do not complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

  If your shares are held in the name of a nominee, the Corporation may have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. Therefore, if you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy and return it by following the instructions provided to you by your nominee. Do not complete the voting instructions on the form, as you will be voting at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

Q:
Who is soliciting my proxy?

A:
The enclosed form of proxy is being solicited by the management of the Corporation and the associated costs will be borne by the Corporation. The solicitation will be made primarily by mail but may also be made by telephone, in writing or in person by employees of the Corporation.

Q:
What if I sign the form of proxy enclosed with this circular?

A:
Signing the enclosed form of proxy gives authority to Lars-Eric Johansson or Robert A. Gannicott, each of whom is a director of the Corporation, or to another person you have appointed, to vote your shares at the Meeting.

Q:
Can I appoint someone other than these directors to vote my shares?

A:
Yes. Write the name of this person, who need not be a shareholder, in the blank space provided in the form of proxy.

  It is important to ensure that any other person you appoint is attending the Meeting and is aware that he or she has been appointed to vote your shares. Proxyholders should, upon arrival at the Meeting, present themselves to a representative of CIBC Mellon Trust Company.

Q:
What do I do with my completed proxy?

A:
If you are a registered shareholder, return the proxy to the Corporation's transfer agent, CIBC Mellon Trust Company, in the envelope provided, or by fax to (416) 643-5570, so that it arrives no later than 5:00 p.m. (Eastern Standard Time) on Monday, June 5, 2006 to record your vote. If your shares are held in the name of a nominee, please follow the voting instructions provided by your nominee.

Q:
If I change my mind, can I take back my proxy once I have given it?

A:
Yes. If you change your mind and wish to revoke your proxy, prepare a written statement to this effect. The statement must be signed by you or your attorney as authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized. This statement must be delivered to the Corporate Secretary of the Corporation at the following address no later than 5:00 p.m. (Eastern Standard Time) on Monday, June 5, 2006 or to the Chairman on the day of the Meeting, June 7, 2006, or any adjournment of the Meeting.

  Aber Diamond Corporation
  P. O. Box 4569, Station A
  Toronto, Ontario    M5W 4T9
  Attention:    Lyle R. Hepburn
  Fax No.:        (416) 362-2230

Q:
How will my shares be voted if I give my proxy?

A:
The persons named on the form of proxy must vote for or against or withhold from voting your shares in accordance with your directions, or you can let your proxyholder decide for you. In the absence of such directions, proxies received by management will be voted in favour of the election of directors to the Board and the appointment of auditors.

Q:
What if amendments are made to these matters or if other matters are brought before the Meeting?

A:
The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual Meeting of Shareholders and with respect to other matters which may properly come before the Meeting. As of the time of printing of this Management Proxy Circular, management of the Corporation knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:
How many shares are entitled to vote?

A:
As of April 17, 2006, there were outstanding 58,197,780 Common Shares of the Corporation. Each registered shareholder has one vote for each Common Share held at the close of business on April 17, 2006.

  The following table sets forth the only shareholder who owns of record, or is known by the Corporation to own beneficially, control or direct more than 10% of the Common Shares as at the Record Date:

Name of Shareholder and Municipality of Residence	Number Of Common Shares Owned, Controlled Or Directed	% of Outstanding Common Shares
M&G Investment Management Limited London, United Kingdom	5,859,400	10.07%
Q:
How will the votes be counted?

A:
Each question brought before the Meeting is determined by a majority of votes cast on the question. In the case of equal votes, the Chairman of the Meeting is entitled to a second or casting vote.

Q:
Who counts the votes?

A:
The Corporation's transfer agent, CIBC Mellon Trust Company, counts and tabulates the proxies. This is done independently of the Corporation to preserve the confidentiality of individual shareholder votes. Proxies are referred to the Corporation only in cases where a shareholder clearly intends to communicate with management or when it is necessary to do so to meet the requirements of applicable law.

Q:
If I need to contact the transfer agent, how do I reach them?

A:
You can contact the transfer agent by mail at:

  CIBC Mellon Trust Company
  320 Bay Street, 3rd Floor
  Toronto, Ontario    M5H 4A6

  or by telephone:        (416) 643-5500 or 1-800-387-0825

BUSINESS OF THE MEETING

Financial Statements

        The Consolidated Financial Statements for the year ended January 31, 2006 are included in the Annual Report, which has been mailed to shareholders with this Management Proxy Circular.

Election of Directors

        The Articles of the Corporation provide that the minimum number of directors shall be three and the maximum number shall be 12. There are currently nine directors. The directors of the Corporation are elected annually and hold office until the next annual meeting of shareholders or until their successors in office are duly elected or appointed, unless a director's office is earlier vacated in accordance with the by-laws of the Corporation or the Canada Business Corporations Act, or he or she becomes disqualified to act as a director.

        D. Grenville Thomas, a director of the Corporation since July 7, 1980, and the founder of the Corporation, has decided to retire as a director and, accordingly, will not be standing for re-election.

        The Board of Directors of the Corporation (the "Board") has fixed the number of directors to be elected at the Meeting at eight. It is proposed that the persons set out herein be nominated for election as directors of the Corporation for the ensuing year.

        Management does not contemplate that any of the persons proposed to be nominated will be unable to serve as a director. If prior to the Meeting any of such nominees is unable or unwilling to serve, the persons named in the accompanying form of proxy will vote for another nominee or nominees in their discretion if additional nominations are made at the Meeting.

        The list of directors and their biographies can be found in this Management Proxy Circular on pages 7 through 9 (Nominees for Election to Board of Directors). Each director's attendance at Board and Committee meetings can be found in this Management Proxy Circular on page 10 (Board of Directors Meetings Held and Attendance of Directors).

        Except as set out below, to the knowledge of the Corporation, no director of the Corporation is, or has been in the last ten years, a director or executive officer of an issuer that, while that person was acting in that capacity, (a) was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than 30 consecutive days, (b) was subject to an event that resulted, after that person ceased to be a director or executive officer, in the issuer being the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (c) or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. To the knowledge of the Corporation, in the past ten years, no director has become bankrupt, made a proposal under any legislation related to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director.

        Lars-Eric Johansson recently served as the Executive Vice-President and Chief Financial Officer of Kinross Gold Corporation, a reporting issuer in Ontario, British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland. Kinross was subject to a management cease trading order issued by the Ontario Securities Commission on April 1, 2005 for failure to file its annual financial statements. Kinross became current in its filings on February 22, 2006, and the management cease trading order was lifted on that date.

Appointment of Auditors

        Shareholders will be asked to vote for the reappointment of KPMG LLP, as auditors for the Corporation for the ensuing year, and to authorize the directors of the Corporation to fix their remuneration.

        Fees paid to KPMG LLP during the years ended January 31, 2005 and 2006 were as follows:

	2006	2005
Audit Fees(1)	$883,520	$923,132
Audit Related Fees(2)	$127,340	$443,268
Tax Fees(3)	$261,060	$192,193
All other Fees(4)	$5,000	$4,000

(1)
Includes audit and review services.

(2)
Includes SOX 404 work and various audit services required as per legal obligations.

(3)
Primarily tax advisory services.

(4)
Review of annual meeting materials.

        The Audit Committee has considered whether the magnitude and nature of these services is compatible with maintaining the independence of the external auditors and has determined that the independence of the external auditors is maintained.

Other Matters

        Management does not know of any other matters to be presented to the Meeting. If other matters should be properly presented at the Meeting, the persons named in the accompanying form of proxy will vote the Common Shares represented by such proxy with respect to such matters in accordance with their best judgment.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Name of Director	Biography

Robert A. Gannicott Chairman and Chief Executive Officer Director since June 19, 1992 Common Shares(1): 759,720 Stock Options: 979,330
Robert A. Gannicott of Toronto, Ontario, Canada, was appointed the President and Chief Executive Officer of the Corporation in September 1999. Upon the appointment of Mr. O'Neill as President on April 15, 2004, Mr. Gannicott continued his duties as Chief Executive Officer and was appointed Chairman of the Board on June 22, 2004. A geologist, Mr. Gannicott has worked extensively in the Northwest Territories and in Greenland. He has recently chaired the CIM/OSC Diamond Exploration Disclosure Committee. He is a director of Strongbow Exploration Inc.

Name of Director	Biography

Lars-Eric Johansson(2)(4) Director since June 2, 2003 Common Shares(1): Nil Stock Options: 15,000 Deferred Share Units: 6,590
Lars-Eric Johansson of Toronto, Ontario, Canada recently served as Executive Vice-President and Chief Financial Officer of Kinross Gold Corporation. Prior to that, Mr. Johansson served as Special Advisor on Project Financing to Falconbridge Limited's Koniambo nickel project in New Caledonia and served as the Executive Vice-President and Chief Financial Officer of Noranda Inc. Mr. Johansson is Chairman of the Board of Forsbecks AB, Sweden and a director of Tiberon Minerals Ltd.
Lyndon Lea(3) Director since December 3, 2004 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 6,262
Lyndon Lea of London, England, is a founding partner of Lion Capital and is responsible for its management. Prior to founding Lion Capital in 2004, he was a partner of Hicks, Muse, Tate & Furst whose European business he co-founded in 1998. Mr. Lea currently serves on the boards of Yell Group plc, Weetabix Limited, J. Choo Limited, Wagamama Group Limited, Orangina B.V., Materne SAS and Burton's Foods Limited.
Laurent E. Mommeja(2)(3) Director since June 22, 2004 Common Shares:(1) Nil Stock Options: Nil Deferred Share Units: 4,116
Laurent E. Mommeja of Paris, France, was appointed the President of Castille Investments, a subsidiary of Hermes International, in June, 2005. Prior to his appointment, Mr. Mommeja was the Director of Europe and the Middle East for Hermes International as of January, 2001. Prior to this, he was the Chief Executive Officer and President of Hermes of Paris Inc., a US subsidiary of Hermes International.
Thomas J. O'Neill President Director since July 22, 2002 Common Shares(1): Nil Stock Options: 135,000
Thomas J. O'Neill of Paris, France, was appointed the President of the Corporation and Chief Executive Officer of the Corporation's subsidiaries, Harry Winston, Inc. and H.W. Holdings, Inc., on April 15, 2004. Prior to his appointment, Mr. O'Neill was a director and President Worldwide, Burberry Group plc, a British retailer and luxury goods company. Mr. O'Neill's career in luxury retailing includes senior executive positions with Tiffany & Co, Louis Vuitton and LVMH. He is a director of C & J Clark Limited, U.K.
J. Roger B. Phillimore Director since November 17, 1994 Common Shares: 25,000 Stock Options: 90,000 Deferred Share Units: 20,279
J. Roger B. Phillimore of London, England, is a corporate director and advisor to companies primarily in the natural resource industry. He is the Deputy Chairman of Lonmin plc, a mining corporation based in Britain. Prior to 1993, he was Joint Managing Director of Minorco S.A.

Name of Director	Biography

Eira M. Thomas(2)(3)(4) Director since April 28, 1998 Common Shares(1): 10,000 Stock Options: 90,000 Deferred Share Units: 4,677
Eira M. Thomas of Vancouver, British Columbia, Canada, is a geologist and has been a director, President and Chief Executive Officer of Stornoway Diamond Corporation since July 2003. She was President of Navigator Exploration Corp. from March 2000 to July 2003, and a director of that company until May 2004. Prior to that she worked with the Corporation as a geologist and went on to become Vice-President, Exploration for the Corporation. She is a director of Suncor Energy Inc., Strongbow Exploration Inc., Fortress Minerals Corp., International Uranium Corporation, and is on the boards of The Prospectors and Developers Association of Canada and the Northwest Territories and Nunavut Chamber of Mines.
John M. Willson(3)(4) Director since January 25, 2005 Common Shares(1): 2,000 Stock Options: Nil Deferred Share Units: 5,384
John M. Willson of Vancouver, British Columbia, Canada, is a corporate director and currently serves as a director of Nexen Inc., Finning International Inc., Pan American Silver Corp. and Garaventa (Canada) Ltd. Mr. Willson served as President and Chief Executive Officer of Placer Dome Inc. from 1993 to 2000.

(1)
"Common Shares" refers to the number of Common Shares of the Corporation owned by each nominee for election as director and includes all Common Shares beneficially owned, directly or indirectly, or over which such nominee exercised control or direction. Such information, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

(2)
Member of the Audit Committee.

(3)
Member of the Human Resources and Compensation Committee.

(4)
Member of the Corporate Governance Committee.

Compensation of Directors

        The Corporation's policy with respect to directors' compensation was developed by the Corporate Governance Committee with reference to comparative data and recommendations of the Corporation's compensation consultants.

        During the fiscal year ended January 31, 2006, each director was paid an annual retainer of $60,000.00, which was paid in semi-annual installments. The Chairman of the Audit Committee was paid an annual retainer of $15,000.00 and the Chairmen of the Corporate Governance Committee and the Human Resources & Compensation Committee were each paid an annual retainer of $5,000.00. Non-executive directors were paid $1,500.00 per meeting of the Board or any Committee of the Corporation for which they attended in person or participated in by conference call, with an extra meeting fee of $1,500.00 for directors who traveled from out of the province. Directors were also entitled to be reimbursed for all travel and out-of-pockets costs properly incurred in carrying out their duties as directors. The Chairman and Chief Executive Officer, Robert A. Gannicott, and the President, Thomas J. O'Neill, did not receive any compensation for serving as directors of the Corporation.

        Effective as of February 1, 2004, the Corporation adopted a Deferred Share Unit Plan (the "DSU Plan") for its directors. Under the DSU Plan, non-executive directors receive an initial grant of 2,000 deferred share units ("DSUs") when they are first appointed to the Board and an annual grant of 1,000 DSUs at the beginning of each fiscal year thereafter. DSUs granted under the DSU Plan vest immediately, but are only redeemable upon retirement or death. Directors may also elect to take all or a portion of their annual retainer and meeting fees in the form of DSUs. When a dividend is paid on the Corporation's Common Shares, each director's DSU account is allocated additional DSUs equal in value to the dividend paid on an equivalent number of the Corporation's Common Shares. The value of the DSUs credited to a director is payable when he or she ceases to serve as a director of the Corporation. The value is calculated by multiplying the number of DSUs in the director's account by the market value of a Common Share of the Corporation at the time of payment. With the introduction of the DSU Plan, a decision was made to discontinue option grants to the non-executive directors.

        The Corporation has adopted share ownership guidelines for directors, requiring each director to own Common Shares of the Corporation, or hold DSUs, having a value of $200,000 within five years of joining the Board.

        In addition to his regular director's compensation, J. Roger B. Phillimore was paid $275,000 during the fiscal year in respect of consulting services in accordance with a consulting agreement dated September 1, 1999. Mr. Phillimore was also granted 7,500 DSUs in the fiscal year in respect of services performed on behalf of the Corporation, in addition to his regular director's remuneration.

BOARD OF DIRECTORS MEETINGS HELD AND ATTENDANCE OF DIRECTORS

        The information presented below reflects meetings of the Board of Directors and Committees held and attendance of the directors proposed for election for the fiscal year ended January 31, 2006. Robert A. Gannicott, Chief Executive Officer of the Corporation, and Thomas J. O'Neill, President of the Corporation, were not members of any of the Corporation's Committees during the year.

Summary of Board and Committee Meetings Held

Meetings
Board of Directors:	7
Corporate Governance Committee:	2
Audit Committee:	5
Human Resources and Compensation Committee:	4

Summary of Attendance of Directors

Committee Meetings Attended
	Board Meetings Attended	Corporate Governance	Audit	Human Resources and Compensation
Robert A. Gannicott	7/7	N/A	N/A	N/A
Lars-Eric Johansson(1)	7/7	2/2	5/5	1/1
Lyndon Lea(2)	3/7	N/A	N/A	2/3
Laurent E. Mommeja	5/7	N/A	4/5	4/4
Thomas J. O'Neill	7/7	N/A	N/A	N/A
J. Roger B. Phillimore	6/7	N/A	N/A	N/A
Eira M. Thomas	6/7	2/2	4/5	4/4
John M. Willson(2)	7/7	2/2	N/A	3/3

(1)
Mr. Johansson resigned as a member of the Human Resources and Compensation Committee on March 8, 2005.

(2)
Mr. Lea and Mr. Willson were appointed to the Human Resources and Compensation Committee effective March 8, 2005.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

        Except as described in this section, no informed person of the Corporation, proposed director of the Corporation and no associate or affiliate of such informed person or proposed director has any material interest, direct or indirect, in any transaction since the commencement of the Corporation's last completed fiscal year or in any proposed transaction, which, in either case, has materially affected or would materially affect the Corporation or any of its subsidiaries.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        The Corporation maintains a directors' and officers' liability insurance policy with a policy limit of US$30,000,000 that is subject to deductibles between US$100,000 and US$500,000. The policy is renewed annually. The current policy has an annual premium of US$595,864 and expires September 1, 2006.

        The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of the Corporation and its subsidiaries. The policy also provides protection to the Corporation for claims made against directors and officers for which the Corporation has granted directors and officers indemnity, as is required or permitted under applicable statutory or by-law provisions.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

        As of the date hereof, no director, executive officer or senior officer of the Corporation, or proposed nominee for election as director, or any of their respective associates, is indebted to the Corporation or any of its subsidiaries or has indebtedness to another entity which has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

CORPORATE GOVERNANCE DISCLOSURE

        The Corporation is listed both on the TSX and on NASDAQ. As such, the Corporation is required to comply with the Sarbanes-Oxley Act of 2002, the rules adopted by the United States Securities and Exchange Commission ("SEC") pursuant to that Act and the NASDAQ corporate governance rules (the "NASDAQ Rules") as they apply to foreign private issuers. The Canadian Securities Administrators ("CSA") has also recently adopted rules relating to audit committees and disclosure of corporate governance practices under Multilateral Instrument 52-110 — Audit Committees ("MI52-110") and National Instrument 58-101 — Disclosure of Corporate Governance Practices ("NI58-101").

        The Corporation has complied with Section 5.1 of MI52-110 and the disclosure required by Form 52-110F1 is included in the Corporation's Annual Information Form under Item 8 — Audit Committee.

        The Corporation has amended its governance practice as regulatory changes have come into effect in recent years and will continue to follow regulatory changes and consider amendments to its governance practices as appropriate. The disclosure required pursuant to Form 58-101F1 of NI58-101 is set out in Schedule 1 of this Management Proxy Circular.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to the quality and integrity of financial information, reporting disclosure, risk management, the performance, qualifications and independence of the external auditor, the performance of the internal audit function, and legal and regulatory compliance.

        In 2006, the Audit Committee and the Corporate Governance Committee reviewed the Audit Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on January 17, 2006. The Charter is attached as Appendix 1 to the Corporation's Annual Information Form and is available on the Corporation's website.

        To assist in the timely fulfillment of its Charter, the Audit Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

  •
  reviewed with management and the external auditors the Corporation's Quarterly and Annual Financial Statements and Management's Discussion and Analysis. The Committee approved the Corporation's Quarterly Financial Statements and accompanying Management's Discussion and Analysis, and approved and recommended for approval by the Board the other documents. The Committee concluded that these documents were complete, and fairly presented in accordance with generally accepted accounting principals that were consistently applied.

  •
  arranged for and reviewed the reports provided to the Committee by management and the external auditors on the Corporation's control environment as it pertains to the Corporation's financial reporting process and controls;

  •
  reviewed and discussed significant financial risks or exposures and assessed the steps management had taken to monitor, control, report and mitigate such risks to the Corporation;

  •
  reviewed the effectiveness of the overall process for identifying the principal risks affecting the achievement of business plans, and provided the Committee's view to the Board;

  •
  reviewed legal and regulatory matters that could have a material impact on the interim or annual financial statements, related corporation compliance policies, and programs and reports received from regulators or governmental agencies;

  •
  reviewed policies and practices with respect to hedging activities;

  •
  met on a regular basis with the external auditors without management present, and arranged for the external auditors to be available to attend Committee meetings;

  •
  reviewed and discussed with the external auditors all significant relationships that the external auditors and their affiliates had with the Corporation and its affiliates in order to determine the external auditors' independence; and

  •
  reviewed and evaluated the performance of the external auditors and the lead partner of the external auditors' team, made a recommendation to the Board regarding the reappointment of the external auditors at the annual meeting of the Corporation's shareholders, the terms of engagement of the external auditors, together with their proposed fees, external audit plans and results, and the engagement of the external auditors to perform non-audit services, together with the fees therefor, and the impact thereof, on the independence of the external auditors.

        The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2006.

        On behalf of the members of the Audit Committee: Lars-Eric Johansson (Chairman), Eira M. Thomas and Laurent E. Mommeja.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

        The primary functions of the Human Resources and Compensation Committee are to assist the Board in carrying out its responsibilities by reviewing compensation and human resources issues and to make recommendations to the Board as appropriate.

        In 2006, the Human Resources and Compensation Committee and the Corporate Governance Committee reviewed the Human Resources and Compensation Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on January 17, 2006. The Charter is available on the Corporation's website.

        To assist in the timely fulfillment of its Charter, the Human Resources and Compensation Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

  •
  Reviewed and submitted to the Board:

  •
  The Corporation's overall executive compensation strategy;

  •
  The corporate compensation plan and benefit plans including proposed salary ranges, bonuses, stock options, Restricted Share Units, and any other form of compensation;

  •
  The Chief Executive Officer's recommendation for salaries, budgets, organization and manpower plans, and succession planning;

  •
  Performance appraisals and overall compensation as recommended by the Chief Executive Officer for senior officers.

  •
  After consultation with the Chief Executive Officer, the appointment of new officers.

  •
  The compensation of the Chief Executive Officer.

  •
  Approved and reported to the Board:

  •
  The terms of employment contracts with senior management, including termination benefits.

  •
  The granting of stock options pursuant to the Corporation's Stock Option Plan.

  •
  Approved its report for disclosure in the Management Proxy Circular on Executive Compensation.

  •
  Reviewed and assessed management development programs to enhance individual effectiveness and preparedness for greater responsibilities.

  •
  Reviewed its performance, and reported to the Board thereon.

        The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2006.

        On behalf of the members of Human Resources and Compensation Committee: John M. Willson (Chairman), Eira M. Thomas, Laurent E. Mommeja and Lyndon Lea.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

        The Charter of the Corporate Governance Committee is to manage the corporate governance system for the Board and to assist the Board to fulfill its duty to meet the applicable legal, regulatory and self-regulatory business principals and codes of best practice of corporate behaviour and conduct.

        In 2006, the Corporate Governance Committee reviewed its Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on January 17, 2006. The Charter is available on the Corporation's website.

        To assist in the timely fulfillment of its Charter, the Corporate Governance Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

  •
  Monitored the effectiveness of the corporate governance system regularly and recommended changes to the Board.

  •
  Reviewed polices governing Board size, composition, selection criteria and nominating process.

  •
  Reviewed director compensation and made recommendations to the Board.

  •
  Reviewed its charter and submitted it to the Board for disclosure to shareholders.

  •
  Reviewed and submitted to the Board for disclosure to shareholders:

  •
  Charter for the Audit Committee;

  •
  Charter for the Human Resources & Compensation Committee;

  •
  Policy on corporate disclosure, confidentiality and employee trading;

  •
  Policy on trading in Aber Diamond Corporation's securities;

  •
  Guidelines and responsibilities for the Board of Directors;

  •
  Guidelines and responsibilities for the Lead Director of the Board;

  •
  Mandate/Position description for the Committee Chairman;

  •
  Guidelines and responsibilities for the CEO and Chairman of the Board;

  •
  Code of Ethics and Business conduct.

  •
  Whistleblower Protection Policy.

  •
  Reviewed the DSU policy and awarded DSUs.

  •
  Reviewed the retirement age for the directors.

  •
  Prepared for disclosure to shareholders a report which describes the Corporation's governance practices.

  •
  Reviewed the credentials of nominees for re-election as directors against criteria and conflicts of interest, changes in occupation and issues of independence.

  •
  Recommended to the Board candidates for nomination for election as directors based on selection criteria and individual characteristics.

  •
  Recommended to the Board the allocation of Board members to the various Committees of the Board.

  •
  Reviewed succession planning for the Chief Executive Officer and made recommendations to the Board.

  •
  Considered the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual members.

  •
  Determined orientation and education programs for new Board members and continued development of all members of the Board.

        The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2006.

        On behalf of the members of the Corporate Governance Committee: Lars-Eric Johansson (Chairman), Eira M. Thomas and John M. Willson.

STATEMENT OF EXECUTIVE COMPENSATION

Executive Compensation

        The compensation of the Chief Executive Officer, the Chief Financial Officer and the three Named Executive Officers of the Corporation, as defined in Form 51-102F6 — Statement of Executive Compensation of National Instrument 51-102 — Continuous Disclosure Obligations, who were serving at the fiscal year ended January 31, 2006 is set out in the Summary Compensation Table below.

Summary Compensation Table

        The following table sets forth the compensation awarded, paid to or earned by the Corporation's Named Executive Officers during the three most recently completed fiscal years ended January 31, 2006. Thomas J. O'Neill, has an executive position with the Corporation and with its subsidiary, Harry Winston, Inc. Ronald Winston has an executive position with Harry Winston, Inc., as did James Seuss until he resigned effective April 13, 2006. On April 2, 2004, the Corporation acquired 51% of the outstanding shares of HW Holdings, Inc., which in turn owns 100% of the outstanding shares of Harry Winston, Inc.

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Under Options/SARs Granted (#)	Restricted Shares or Restricted Share Units ($)(6)	LTIP Payouts ($)	All Other Compensation ($)(7)
Robert A. Gannicott Chief Executive Officer	2006 2005 2004	840,000 800,000 750,000	840,000 800,000 500,000	Nil Nil Nil	Nil 110,000 100,000	Nil 1,600,000 Nil	Nil Nil Nil	50,986 3,095 Nil
Alice Murphy(2) Chief Financial Officer	2006 2005 2004	386,250 375,000 110,938	154,500 150,000 50,000	Nil Nil Nil	Nil Nil 100,000	104,725 82,400 Nil	Nil Nil Nil	5,815 366 Nil
Thomas J. O'Neill(3) President of the Corporation and Chief Executive Officer of Harry Winston, Inc.	2006 2005	1,200,520 751,858	600,260 590,316	Nil Nil	Nil 100,000	460,790 453,200	Nil Nil	28,424 280,398
Ronald Winston Chairman of Harry Winston, Inc.	2006 2005	1,205,734 1,074,083	Nil Nil	175,458 195,723	Nil Nil	Nil Nil	Nil Nil	Nil 128,890
James Seuss(5) President of Harry Winston, Inc.	2006 2005	660,286 298,912	330,143 286,196	Nil Nil	Nil Nil	167,560 160,000	Nil Nil	10,281

(1)
The other annual compensation for Ronald Winston represents US$38,152 related to allowances for life insurance and an automobile lease with related costs in each of 2005 and 2006. In addition Mr. Winston earned a fee of US$108,000 in 2006 and US$90,000 in 2005 for services rendered under a Management Agreement with Harry Winston, Inc. and HW Holdings, Inc for advisory services provided by Mr. Winston as a shareholder of HW Holdings, Inc. Perquisites and other personal benefits for the other Named Executive Officers are not included since they do not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for the Named Executive Officers.

(2)
Alice Murphy was appointed the Chief Financial Officer on October 14, 2003.

(3)
Thomas J. O'Neill was appointed the President on April 15, 2004. Mr. O'Neill was also appointed Chief Executive Officer of Harry Winston, Inc. on the same date.

(4)
Ronald Winston is the Chairman of Harry Winston, Inc. Harry Winston, Inc. became a subsidiary of the Corporation on April 2, 2004 and, accordingly, the compensation for Ronald Winston in 2005 is reported on a pro rata basis.

(5)
James Seuss was appointed the President of Harry Winston, Inc. on August 23, 2004. Mr. Seuss resigned as President effective April 13, 2006.

(6)
The amounts shown for each Named Executive Officer, other than Robert A. Gannicott, represent the value of restricted share units ("RSUs") awarded under the Corporation's RSU Plan. The value for 2005 was determined based on a share price of $41.20. The value for 2006 was determined based on a share price of $46.52. These RSUs vest and are paid out at the end of three years. Details of the RSU Plan can be found in the Human Resources and Compensation Committee's Report on Executive Compensation. The amount shown for Robert A. Gannicott in 2005 represents 16,990 RSUs, based on a share price of $41.20, awarded to him in the fiscal year, and a mid-term bonus of $900,000, awarded in the form of 22,500 RSUs based on a share price of $40.00. The 16,990 RSUs vest and are paid out at the end of three years. The 22,500 RSUs vest and are paid out upon the death or disability of Mr. Gannicott, or, at his option, upon his ceasing to be employed by the Corporation or upon a change of control. The 22,500 RSUs are subject to increase or decrease determined by multiplying the original grant of 22,500 RSUs by the percentage increase or decrease in the value of Harry Winston, Inc. from the date it became a subsidiary of the Corporation to the date of payment. The amounts shown for Mr. O'Neill represent 11,000 RSUs granted to him each year pursuant to his employment agreement. The amounts shown for James Seuss represent 4,000 RSUs granted to him each year pursuant to his employment agreement. The table below shows the number of RSUs outstanding for each Named Executive Officer, and their value at January 31, 2006.

RESTRICTED SHARE UNITS OUTSTANDING AS OF JANUARY 31, 2006

Name	Number of Units	Value
Robert A. Gannicott	40,662	$1,891,596
Alice Murphy	4,634	$215,574
Thomas J. O'Neill	22,660	$1,054,143
Ronald Winston	Nil	N/A
James Seuss	8,239	$383,278

  The table below shows the number of RSUs granted in the fiscal year. The payout value will be based upon the 5 day average closing price of the Corporation's Common Shares prior to the payout date and will include accumulated dividend equivalents automatically credited.

RESTRICTED SHARE UNIT AWARDS GRANTED

Name	Units Granted	Period until Payout
Robert A. Gannicott	Nil	N/A
Alice Murphy	2,500	3 years(8)
Thomas J. O'Neill	11,000	3 years(8)
Ronald Winston	Nil	N/A
James Seuss	4,000	3 years(8)
(7)
The amounts shown for Thomas J. O'Neill represent a signing bonus of $268,100 in 2005, that compensated Mr. O'Neill for amounts that were due to be paid by his previous employer, and RSUs in 2005 in the value of $1,995 based on nominal equivalents of dividends on the Corporation's Common Shares. Mr. O'Neill's executive employment agreement provides for the payment of deferred compensation in the amount of US$5,000,000 to compensate him for the loss of the long term incentive benefits that he held with his previous employer, vesting over a three year period commencing July 1, 2004, which may be placed in a deferral account at the option of Mr. O'Neill. Mr. O'Neill's executive employment agreement also provides him with the opportunity to earn an amount equal to the 4% of the increase in the value of Harry Winston, Inc. from the time it became a subsidiary of the Corporation (more fully discussed in this Management Proxy Circular under "Long Term Incentive — Phantom Equity" on page 20). James Seuss' executive employment agreement provides for 1 1/2% of the increase in value of Harry Winston, Inc. upon the same terms and conditions as Thomas J. O'Neill. Ronald Winston received a one-time fee in 2005 of US$100,000 under a Management Agreement with Harry Winston, Inc. and HW Holdings, Inc. in consideration for Services provided by Mr. Winston as a shareholder of HW Holdings, Inc. The amounts shown for the other Named Executive Officers represent the value of additional RSUs awarded based on nominal equivalents of dividends on the Corporation's Common Shares.

(8)
See footnote (6) above for earlier payout periods for 22,500 RSUs granted to Robert A. Gannicott.

Options Grants

        There were no options granted to the Corporation's Named Executive Officers during the most recently completed fiscal year.

Option Exercises and Year-end Option Values

        The following table sets forth any exercises of, and the year-end value of, incentive stock options held by the Corporation's Named Executive Officers.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
FISCAL YEAR AND FISCAL YEAR-ENDED OPTION VALUES

			Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(1)
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(2)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Robert A. Gannicott	60,670	1,935,287	846,830	132,500	26,085,556	1,421,775
Alice Murphy	Nil	N/A	50,000	50,000	326,000	326,000
Thomas J. O'Neill	Nil	N/A	60,000	75,000	844,900	342,750
Ronald Winston	Nil	N/A	Nil	Nil	0	0
James Seuss	Nil	N/A	Nil	Nil	0	0

(1)
Based on the last trade of the Common Shares on The Toronto Stock Exchange (the "TSX") prior to the close of business on January 31, 2006, of $46.52.

(2)
Based on the last trade of the Common Shares on the TSX prior to the close of business on September 29, 2005.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information as of January 31, 2006, concerning options outstanding pursuant to the Corporation's existing stock option plan, which has been approved by the shareholders of the Corporation and which is the only compensation plan of the Corporation under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Common Shares remaining available for future issuance under the stock option plan
Stock Option Plan	1,959,438	$23.34	288,102
Equity compensation plans not approved by shareholders	Nil	Nil	Nil

Total	1,959,438	$23.34	288,102

Employment Contracts

        The Corporation has executive employment agreements with Robert A. Gannicott, Thomas J. O'Neill, Alice Murphy, Ronald Winston and James Seuss. The compensation set out in the Summary Compensation Table reflects the compensation levels contained in the various agreements, subject to periodic review by the Human Resources and Compensation Committee.

        Robert A. Gannicott's executive employment agreement provides that if his employment is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal to three times his annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to three times the greater of: (a) his last year's bonus; or (b) the average of his bonuses for the last two fiscal periods.

        Thomas J. O'Neill's executive employment agreement provides that if his employment is terminated without cause he will be entitled to receive a payment equal to three years annual base salary in effect on the date of termination.

        Alice Murphy's executive employment agreement provides that if her employment is terminated without just cause, or if she elects to terminate the agreement within six months of a change in control, she will be entitled to receive a payment equal to two times her annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to two times the greater of: (a) her last year's bonus; or (b) the average of her bonuses for the last two fiscal periods.

        Ronald Winston's executive employment agreement is a five year contract dated from March 31, 2004 that provides for (a) an annual base salary of US$1,000,000 until December 31, 2006, and US$750,000 thereafter; and (b) health benefits. His agreement further provides that if his employment is terminated without cause, he will be entitled to receive a payment equal to his then current annual base salary for the remainder of the contract period, but in any event not less than one year of the current annual base salary.

        James Seuss resigned as President of Harry Winston, Inc. effective April 13, 2006. Mr. Seuss' executive employment agreement provided that if his employment was terminated without cause he would be entitled to receive a payment equal to one year's annual base salary in effect on the date of termination. Since Mr. Seuss resigned, no such termination payments were applicable.

Human Resources and Compensation Committee Report on Executive Compensation

        The Corporation's policy for determining executive compensation is based on the following fundamental principles:

  •
  Management's fundamental objective is to maximize long term shareholder value;

  •
  Performance is the key determinant of pay for executive officers; and

  •
  The executive officers have clear management accountabilities.

        The pivotal and continuing theme of the Corporation's compensation policy has been to tie remuneration to the financial performance of the Corporation and the enhancement of shareholder value. This underlies the need to attract, retain and motivate outstanding executive talent.

        In determining compensation for senior executives, the Corporation considers the compensation practices of companies that operate in similar industries and/or that are comparable in size and with whom the Corporation competes for executive talent. This competitive information is provided by external consultants retained by the Corporation. Subject to the discretion of the Human Resources and Compensation Committee and the Board, the Corporation seeks to position total compensation, when planned results are achieved, for its executives, including base salary, annual and long-term incentives competitively with that paid by the comparator group, for positions with equivalent responsibilities and scope.

        Compensation is comprised of four main components: base salary, annual incentive, mid-term incentive, long-term incentive and benefits. The Human Resources and Compensation Committee annually reviews each component and relevant competitive factors and makes recommendations based on individual performance, taking into account leadership abilities, retention risk and succession plans.

        In 2004, the Human Resources and Compensation Committee engaged Towers Perrin to gather information and opine on the Corporation's compensation practices vs comparators. The report provided by Towers Perrin assisted the Committee in setting bonuses for the fiscal period ended January 31, 2004, salaries for the fiscal period ended January 31, 2005, and the granting of mid-term and long-term incentives. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than information and recommendations provided by Towers Perrin.

        In 2005, the Human Resources and Compensation Committee engaged Hewitt Associates LLC as an independent consultant to provide the Committee with support on executive compensation for its fiscal period commencing February 1, 2006, including:

  •
  Compensation philosophy development;

  •
  Market data and other market intelligence;

  •
  Compensation plan design support;

  •
  Governance and regulatory practices/requirements input; and

  •
  Assistance in facilitating the management of executive compensation and the execution of the Committee's mandate.

Base Salaries

        Base salaries are established according to the criteria set forth above.

Annual Bonus Incentive

        Along with the establishment of competitive salary structures and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize high levels of performance by linking achievement of specific goals with variable compensation in the form of annual bonus awards.

        The bonus opportunity is established and adjusted, as required, to remain competitive with the Corporation's comparator group of companies. Target bonus awards range from 30% to 100% of base salary for the executive group. Actual bonus compensation for executive officers is determined on the basis of corporate and individual performance.

Mid-term Incentives — RSUs

        On April 5, 2004, the Corporation adopted a Restricted Share Unit Plan (the "RSU Plan") for employees under which regular employees of the Corporation and its subsidiaries may be granted restricted share units ("RSUs"). The RSU Plan provides compensation opportunities that facilitate recruitment and retention and promote alignment of interest between employees and shareholders of the Corporation.

        Under the RSU Plan, selected employees receive an award of RSUs. The RSUs accumulate additional units based on nominal equivalents of dividends of the Corporation's Common Shares. The RSUs vest and are redeemable on the settlement date determined by the Human Resources & Compensation Committee which shall be no later than November 30th of the calendar year in which the third anniversary of the date of an award occurs. The vesting of RSUs can occur in the case of death, retirement or change of control. The redemption value for a RSU is the five day average closing price of a Common Share of the Corporation prior to the redemption date.

        In addition to the mid-term incentive grants of RSUs, the RSU Plan provides that selected employees may elect to receive up to 100% of the employee's short-term incentive compensation in the form of RSUs. These RSUs are treated in the same manner as the mid-term incentive RSUs, except that they are vested at the time they are granted to the employee.

Long-Term Incentive — Stock Options

        The Corporation has relied on the grant of stock options to align management interest with shareholder value. Grant ranges are established independently each year to provide competitive long-term incentive value with that provided by the comparator group, with significant recognition of contribution and potential in the individual awards. The options have a ten-year term and an exercise price equal to fair market value at the time of grant. With the introduction of the RSU Plan in April, 2004, significantly less reliance has been placed on the grant of stock options as a form of incentive compensation.

        The Corporation currently has in place a stock option plan, which was approved by the shareholders of the Corporation on July 27, 2000 and amended by the Shareholders on June 28, 2001 (the "Plan"). The maximum number of Common Shares which can be issued under the Plan is 4,500,000 (representing 7.7% of the Corporation's outstanding shares). As of the close of business on April 17, 2006, the Corporation had issued an aggregate of 2,316,460 Common Shares pursuant to exercise of options granted under the Plan and there were issued and outstanding options to purchase an aggregate of 1,895,438 Common Shares (representing 3.3% of the Corporation's outstanding shares) under the Plan. The Plan further provides: (a) the total number of shares which may be reserved for issuance to any one individual, together with all other outstanding stock options granted to such individual, shall not exceed 2% of the outstanding shares of the Corporation; (b) the maximum number of shares which may be reserved for issuance to insiders is 10% of the Corporation's outstanding shares; (c) options are only granted to service providers; (d) the purchase price for the shares of the Corporation under each option is the closing price of the Corporation's Common Shares on the trading date immediately prior to the option grant; (e) the term of the options shall not exceed 10 years; (f) each optionee shall be entitled to exercise his or her option in respect of the full number of optioned shares upon the occurrence of an acceleration event, which is generally a change of control or the liquidation of the corporation; (g) optionees may exercise their vested options, within 90 days of ceasing to be a service provider or within one year in the event of death; (h) the options are non-assignable; and (i) the Board may amend the Plan subject to regulatory approval.

Long Term Incentive — Phantom Equity

        The Corporation's subsidiary, Harry Winston, Inc., has adopted a phantom equity arrangement for its key executives. These executives can, collectively, earn an amount equal to 10% of the increase in the value of Harry Winston, Inc. from the time it became a subsidiary of the Corporation. The right to earn this aggregate 10% has been almost fully allocated among certain key executives of Harry Winston, Inc.

Benefits

        Benefits are maintained at a level that is considered competitive with similar companies.

Chief Executive Officer Compensation

        The Summary Compensation Table summarizes the compensation data for the Chief Executive Officer and other Named Executive Officers.

        The Chief Executive Officer's annual compensation is set by the Board and comprises the components described above. The Chief Executive Officer's target bonus opportunity is 100% of his base salary.

        The individual performance of the Chief Executive Officer is measured against the goals, objectives and standards set annually between the Chief Executive Officer and the Human Resources and Compensation Committee. The goals include both financial and non-financial dimensions, covering performance in the following areas: financial performance, marketing, operations, human resources management, technology and information infrastructure management, strategic planning and corporate governance.

        Based on a review of the foregoing, and the relevant competitive factors, the Human Resources and Compensation Committee rates the performance of the Chief Executive Officer as part of his performance review and recommends to the Board of Directors his compensation based on his and the Corporation's performance.

        On behalf of the members of Human Resources and Compensation Committee: John M. Willson (Chairman), Laurent E. Mommeja, Eira M. Thomas and Lyndon Lea.

Performance Graph

        The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on its Common Shares with the cumulative total return of The S&P/TSX Composite Index (formerly the TSE 300 Composite Index). For this purpose, the yearly change in the Corporation's cumulative total shareholder return is calculated by dividing the difference between the price for the Common Shares at the end and the beginning of the "measurement period" by the price for the Common Shares at the beginning of the measurement period. "Measurement period" means the period beginning at the market close on the last trading day before the beginning of the Corporation's fifth preceding fiscal year, through and including the end of the Corporation's most recently completed fiscal year.

	Jan. 31, 2001	Jan. 31, 2002	Jan. 31, 2003	Jan. 31, 2004	Jan. 31, 2005	Jan. 31, 2006
Aber Diamond Corporation	$12.85	$24.00	$29.10	$46.29	$40.72	$46.52
Value of $100 Investment	$100.00	$186.77	$226.46	$360.23	$316.89	$362.02
S&P/TSX Composite	9,321.87	7,648.49	6,569.49	8,521.39	9,204.05	11,945.64
Value of $100 Investment	$100.00	$82.05	$70.47	$91.41	$98.74	$128.15

ADDITIONAL INFORMATION

        Copies of the Management Information Circular, the Annual Report which contains the comparative audited financial statements of the Corporation, any interim financial statements subsequent to those statements contained in the Annual Report and Management's Discussion and Analysis, and the Annual Information Form may be obtained from SEDAR at www.sedar.com or free of charge upon request from the Director, Investor Relations of the Corporation at P. O. Box 4569, Station "A", Toronto, Ontario M5W 4T9, (416) 362-2237 or by viewing the Corporation's web site. Throughout this Management Proxy Circular, references to document and information available on the Corporation's website can be found at www.aber.ca.

BOARD APPROVAL

        The directors of the Corporation have approved the contents and sending of this Management Proxy Circular to the shareholders.

Lyle R. Hepburn
Corporate Secretary
April 17, 2006

SCHEDULE 1 — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board of Directors

(a)
The Board is currently comprised of nine directors. Six of the proposed directors are considered by the Board to be unrelated and independent directors within the meaning of Canadian and US securities laws and the NASDAQ Rules. A director is considered to be unrelated and independent by the Board if the Board determines that the director has no direct or indirect material relationship with the Corporation. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of the director's judgment independent of management. The independent directors of the Corporation are Lars-Eric Johansson, Lyndon Lea, Laurent E. Mommeja, Eira M. Thomas, John M. Willson and D. Grenville Thomas.

(b)
The Board has determined that the related and non-independent directors of the Corporation are: Robert A. Gannicott, the Chief Executive Officer of the Corporation; Thomas J. O'Neill, the President of the Corporation; and J. Roger B. Phillimore, because of his consulting arrangement with the Corporation.

(c)
A majority of the directors of the Corporation are independent as defined in Section 1.2(1) of NI58-101.

(d)
The Corporation has disclosed if a proposed director serves on the board of directors of any other reporting issuers on pages 7 through 9 of the Management Proxy Circular.

(e)
The Board has established a policy of having the independent directors hold meetings chaired by the Lead Director, independent of management and non-independent directors, at each regularly scheduled meeting and at certain special meetings. The Board held seven meetings during the last completed fiscal year. At five of such meetings, the independent directors held private sessions.

(f)
The Chairman of the Corporation, Robert A. Gannicott, is a non-independent director. Lars-Eric Johansson, who is not a member of management and who is unrelated and independent, has been appointed Lead Director for the Corporation. One of his principal responsibilities is to oversee the Board processes so that it operates efficiently and effectively in carrying out its duties and to act as a liaison between the Board and management. The Corporation has written guidelines for, the Lead Director, these guidelines are available on the Corporation's website.

(g)
The attendance at Board and Committee meetings for each of the directors proposed for election can be found in this Management Proxy Circular on page 10. D. Grenville Thomas has decided to retire as a director effective the date of the Meeting. Mr. Thomas did not sit on any of the Committees of the Corporation during the year. He did attend all seven meetings of the Board.

Board Mandate

        The Board has the responsibility to manage or supervise the management of the business and affairs of the Corporation. The Board selects and appoints the Corporation's Chief Executive Officer and, through him, other officers and senior management to whom the Board delegates certain of its power of management. The Board approves strategy, sets targets, performance standards and policies to guide them; monitors and advises management; sets their compensation and, if necessary, replaces them.

        To assist the Board in the implementation of key policies, it delegates some of its responsibility to committees. As part of its duties, the Board reviews, through reports from the Corporate Governance Committee, and approves the structure, Charters and composition of its committees. It also receives and reviews regular and timely reports of the activities and findings of those committees. Directors receive minutes of all committee meetings.

        The fundamental responsibility of the Board is to appoint a competent executive team and to oversee the management of the business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner via an appropriate system of corporate governance and internal control. The Board has adopted specific Guidelines which are posted on the Corporation's website.

Position Descriptions

        The Corporation has written guidelines for the Chairman and Chief Executive Officer, and for the Chairs of the Committees. These guidelines are available on the Corporation's website.

        The Chief Executive Officer's position description is reviewed by the Board on an on-going basis. Annual objectives for the Corporation and the Chief Executive Officer are developed jointly by the Board and the Chief Executive Officer. The attainment of these objectives is reviewed by the Board. The Chief Executive Officer is also responsible and accountable for pursuing the strategic goals which are considered and adopted by the Board at its annual strategy meetings.

Orientation and Continuing Education

(a)
New directors are provided with a comprehensive information package on the Corporation and its management and are fully briefed by senior management on the corporate organization and key current issues. Visits to key operations are also arranged for new directors.

(b)
Ongoing training and development of directors consists of similar components, i.e., updated written corporate information, site visits and presentations by experts in numerous fields that are important to the Corporation's interests. Individual directors may engage outside advisors, with the authorization of the Corporate Governance Committee.

Ethical Business Conduct

        The Corporate Governance Committee is responsible for developing and reviewing, with recommendations to the Board where appropriate, the Corporation's approach to all matters of corporate governance, and reporting thereon to the Board. The Corporation has adopted a Code of Ethics and Business Conduct, a Policy on Corporate Disclosure, Confidentiality and Employee Trading, a Policy on Trading in Securities of the Corporation and a Whistleblower Protection Policy. All of these policies are available on the Corporation's website, and will be provided to any Shareholder who requests them. The Code of Ethics and Business Conduct of the Corporation has been filed on SEDAR at www.sedar.com.

        The SEC and Multilateral Instrument 52-110 — "Audit Committees" require a Corporation to disclose if it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller. The Corporation is in compliance. The Corporation has adopted a code of ethics entitled Code of Ethics and Business Conduct which is applicable to all directors, officers and employees of the Corporation and its subsidiaries. The Code of Ethics and Business Conduct provides a framework for directors, officers and employees on the conduct and ethical decision making integral to their work. Management of the Corporation is committed to fostering and maintaining a culture of high ethical standards and compliance, and ensuring a work environment that encourages employees to raise concerns to the attention of management and promptly addressing any employee compliance concerns.

        The Code of Ethics and Business Conduct provides that management is responsible for monitoring compliance with the Code and for communication of and compliance with the Code. Employees are advised that they have a duty to report any known or suspected violation of the Code, including any violation of the laws, rules, regulations or policies that apply to the Corporation. Employees are to report such violations to their supervisor, the Corporate Secretary, or by following the procedures set out in the Corporation's Whistleblower Protection Policy. It is ultimately the Board's responsibility for monitoring compliance with the Code. The Board, through its Corporate Governance Committee, reviews the Code annually to ensure that it complies with legal requirements and is in alignment with best practices.

        The Board has not granted any waiver of the Code of Ethics and Business Conduct since February 1, 2005, or ever. Accordingly, no material change report has been required or filed.

        Individual directors are expected to indicate a material interest in any transaction or agreement that the Corporation is considering. Directors who have a material interest in a transaction or agreement would not be present for discussions on such transaction or agreement, and would not participate in any vote on the matter.

Nomination of Directors

        The Corporate Governance Committee, composed entirely of unrelated and independent directors, considers all proposed nominees for the Board and recommends nominees to the Board. The Committee periodically assesses the skill sets of current directors and recommends desired background and qualifications for director nominees, taking into account the needs of the Board at the time. Breadth of perspective, experience and judgment are critical qualities of a director and strongly influence the selection criteria for Board membership. All directors serve or have served on a number of corporate boards and bring a broad base of international experience and expertise to Board deliberations.

        The Board assessment is done periodically and consists of an interview and discussion by the Chairman of the Corporate Governance Committee with each director on an informal basis. The Committee addresses issues such as director representation in terms of expertise and experience, Board size, director succession planning, meeting quality and efficiency, director contribution and interaction, management effectiveness and the Board's relationship with management. In addition, the Committee retained the services of Norman Anderson & Associates Ltd. to undertake a Board assessment in 2005.

        The Board and the Corporate Governance Committee, with the Lead Director, monitor the size of the Board to ensure effective decision-making. The Corporate Governance Committee also develops, reviews and monitors criteria for selecting directors by assessing their qualification, personal qualities, geographical representation, business background and diversified experience. The directors have proposed eight nominees for the position of director in the upcoming year.

        The Corporate Governance Committee's responsibilities are set out in the Work Plan of the Committee, a list of these responsibilities can be found on pages 13 and 14 of this Management Proxy Circular "Report of the Corporate Governance Committee". The Charter of the Corporate Governance Committee is available on the Corporation's website.

Compensation

        The adequacy and form of director compensation is reviewed on an annual basis. In addition to directors' responsibilities and time commitment, this review also takes into account director remuneration of peer companies. The Human Resources and Compensation Committee recommends the directors' and senior officers' compensation to the Board, for approval.

        In 2004, the Corporation retained the services of Towers Perrin to assist the Human Resources and Compensation Committee in arriving at recommendations for directors' compensation. After considering the report provided by Towers Perrin, the Human Resources and Compensation Committee recommended the directors' compensation found on pages 9 and 10 of this Management Proxy Circular. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Towers Perrin. In January, 2006, the Human Resources and Compensation Committee reviewed directors' compensation and recommended that no changes be made to the directors' compensation for the fiscal period commencing February 1, 2006.

        The Corporation retained the services of Hewitt Associates LLC to compile corporate information and industry comparative data in order to prepare a foundation for ongoing management of executive compensation. A brief description of Hewitt Associates LLC's mandate can be found on page 19 of this Management Proxy Circular.

        The Human Resources and Compensation Committee is composed entirely of unrelated and independent directors. The Human Resources and Compensation Committee's responsibilities are set out in the Work Plan of the Committee, a list of these responsibilities can be found on page 13 of the Management Proxy Circular "Report of the Human Resources and Compensation Committee". The Charter of the Human Resources and Compensation Committee is available on the Corporation's website.

Board Committees

        The Board has three Committees: Audit, Corporate Governance and Human Resources and Compensation. The Committees are composed entirely of independent directors. The roles and responsibilities of the Committees are set out in Charters which are available on the Corporation's website. These Charters are reviewed annually to ensure that they comply with legal requirements and are in alignment with best practices. The responsibilities of the Committees are set out in Work Plans which are approved at the beginning of each year.

Assessments

        Strategic planning is at the forefront of deliberations at meetings of the Board. Management is responsible for the development of overall corporate strategies. These strategies are under constant review by the Board and senior management.

        The Board conducts an annual evaluation of the effectiveness of the Board and its Committees.

        Throughout the year, the Board reviews management's and the Corporation's performance against approved business plans and policies. The Board also reviews and approves specific proposals for all major capital expenditures, checking for consistency with budgets and strategic plans, and deals with a large number of individual issues and situations requiring decision by the Corporation, such as acquisitions, investments and divestitures.

        The Board ensures that an appropriate risk assessment process is in place to identify, assess and manage the principal risks of the Corporation's business. Management reports regularly to the Board in relation to principal risks which potentially affect the Corporation's business activities.

        The Board regularly reviews management succession plans and, where necessary, initiates and supervises searches for replacement candidates. It also sets objectives for, and reviews the performance of, the senior officers of the Corporation and approves their appointments and compensation.

        The Board ensures that mechanisms are in place to guide the organization in its activities. The Board reviews and approves a broad range of internal control and management systems covering, for example, expenditure approvals, financial controls, environment and health and safety matters. Such systems are designed to inform the Board of the integrity of the financial and other data of the Corporation and are subject to audit reviews. Management is required to comply with legal and regulatory requirements with respect to all of the Corporation's activities.

        The Corporation has a sound governance structure in place at both management and Board levels and a comprehensive system of internal controls relating to financial record reliability. These structures and systems are continually assessed, reviewed and enhanced in light of ongoing Canadian and U.S. regulatory developments affecting corporate governance, accountability and disclosure.

QuickLinks

BUSINESS OF THE MEETING
NOMINEES FOR ELECTION TO BOARD OF DIRECTORS
BOARD OF DIRECTORS MEETINGS HELD AND ATTENDANCE OF DIRECTORS
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
DIRECTORS' AND OFFICERS' LIABILITY INSURANCE
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
CORPORATE GOVERNANCE DISCLOSURE
REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
REPORT OF THE CORPORATE GOVERNANCE COMMITTEE
STATEMENT OF EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FISCAL YEAR AND FISCAL YEAR-ENDED OPTION VALUES
ADDITIONAL INFORMATION